Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Third Quarter 2008 Results
– Net Income of $0.04 Per Share in the Third Quarter 2008 –
– 2.0 Million Shares Repurchased Year to Date –
Golden, Colo. (October 30, 2008) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the three months and nine months ended September 30, 2008.
Ratings and advisory revenue for the three months ended September 30, 2008 increased by approximately $1.9 million or 24% to $10.0 million compared to the same period of 2007 as a result of growth from the Provider Services and Internet Business Group products. For the three months ended September 30, 2008 compared to the same period of 2007, Provider Services revenue increased approximately $1.2 million, Internet Business Group revenue increased approximately $0.6 million and Strategic Health Solutions revenue increased approximately $0.2 million over this same period.
Operating income for the three months ended September 30, 2008 was approximately $2.0 million compared to approximately $1.3 million for the three months ended September 30, 2007.
Net income for the three months ended September 30, 2008 was approximately $1.3 million or $0.04 per diluted share, compared with net income of approximately $1.1 million or $0.03 per diluted share for the same period of 2007. Net income for the three months ended September 30, 2008 includes a tax expense of approximately $0.8 million, while net income for the three months ended September 30, 2007 included a tax expense of approximately $0.7 million. For the three months ended September 30, 2008, the Company’s effective income tax rate was approximately 37% compared with 39% for the third quarter of 2007.

Provider Services. For the three months ended September 30, 2008, Provider Services revenue, which principally includes sales of hospital marketing products and quality assessment and improvement products, was approximately $7.4 million, an increase of approximately $1.2 million, or 19% over the same period of 2007. These increases principally reflect sales of the Company’s marketing products to new hospital clients, increased sales to existing clients and client retention. For the nine months ended September 30, 2008 and 2007, the Company retained or signed new contracts representing approximately 79% and 72%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group. For the three months ended September 30, 2008, Internet Business Group revenue, which includes revenue from the Company’s physician sponsorship program, the sale of HealthGrades’ quality reports to consumers and website advertising and sponsorship revenue, was approximately $2.1 million, an increase of $0.6 million, or 38% over the same period of 2007. This increase is due principally to an increase in revenue from the Company’s physician sponsorship agreement with Fresenius Medical Care North America signed in June 2008. Revenue from advertising increased over the prior year, but was offset by a decrease in revenue from quality reports to consumers.
Strategic Health Solutions. For the three months ended September 30, 2008, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others and sales of the Company’s data, was approximately $0.5 million, an increase of $0.2 million, or 48% over the same period of 2007.
Operating Expenses
Operating expenses increased approximately $0.9 million to $6.5 million for the three months ended September 30, 2008 from $5.7 million in the three months ended September 30, 2007. Sales and marketing expenses increased approximately $0.3 million, product development expenses increased approximately $0.5 million, and general and administrative expenses remained consistent compared to the three months ended September 30, 2007.
Sales and marketing expenses were approximately $2.7 million, a net increase of $0.3 million from approximately $2.3 million over the third quarter of 2007. The increase is primarily a result of sales and marketing expenses related to the Company’s Internet sponsorship and advertising initiative.
Product development expenses increased approximately $0.5 million to $1.9 million for the three months ended September 30, 2008 from approximately $1.3 million in the third quarter of 2007 due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings such as the Drug Ratings Tool. In addition, the Company continues to invest in the improvement and expansion of physician data. HealthGrades maintains physician data on more than 750,000 physicians.
General and administrative expenses were approximately $1.9 million for the three months ended September 30, 2008 and 2007.
Interest Income
Interest income decreased by approximately $0.2 million from approximately $0.3 million for the three months ended September 30, 2007 to approximately $0.1 million for the three months ended September 30, 2008. Stock repurchases during 2008 have decreased the Company’s cash balances, and a decrease in interest rates on invested cash also contributed to the decrease in interest income.

Income Taxes
Income taxes increased approximately $0.1 million to approximately $0.8 million for the three months ended September 30, 2008 from approximately $0.7 million during the three months ended September 30, 2007. Income taxes increased due to increased operating income for the three months ended September 30, 2008 compared to same period in 2007. For the three months ended September 30, 2008, the effective income tax rate was approximately 37% compared to 39% for three months ended September 30, 2007. The effective tax rate decreased primarily because the Company’s non-deductible compensation expense related to incentive stock options declined relative to total taxable income in the 2008 period compared to the 2007 period.
Cash Position; Stock Repurchases
HealthGrades completed the three months ended September 30, 2008 with approximately $16.4 million in cash and cash equivalents, a 30% decrease from the balance at December 31, 2007. As a result of the Company’s acquisition of the WrongDiagnosis.com website on October 13, 2008 for approximately $6.2 million in cash, the Company’s current cash balance is approximately $10.6 million. For the nine months ended September 30, 2008, the Company has repurchased 2,012,373 shares of its common stock for an aggregate purchase price of approximately $9.8 million. Since June 22, 2006, the Company has repurchased 3,828,372 shares of its common stock for an aggregate purchase price of approximately $18.7 million.
Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We have made important strides this month toward increasing the value of our Internet offering with the acquisition of WrongDiagnosis.com and the announcement that we will be Yahoo’s! exclusive provider of physician and hospital quality information,” said Kerry Hicks, CEO of HealthGrades. “We believe strategic initiatives such as these further solidify our position as the resource coach to the active patient. This is a position we plan to continue to strengthen. As we look forward to 2009, we believe we are well positioned to capitalize on the combined value of our Internet properties.”
Guidance
The Company reaffirmed its updated guidance which was provided on October 14, 2008 for ratings and advisory revenue in 2008 of $39 million to $40 million, and an operating margin in the range of 17% to 21%.
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss third quarter 2008 financial results today at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Investor Relations section of the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (866) 202-4367 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on October 30, 2008 and reference the following - Confirmation number: 57927569, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 76778914 until November 30, 2008.

About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected ratings and advisory revenue and operating margin in 2008, strategic initiatives, the value of the Company’s Internet properties, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Ratings and advisory revenue	$10,023,373	$8,103,208	$28,444,560	$24,017,268
Other	6,684	3,564	18,789	3,416,665

Total revenue	10,030,057	8,106,772	28,463,349	27,433,933

Expenses:
Cost of ratings and advisory revenue	1,604,983	1,212,626	4,723,125	3,854,384

Gross margin	8,425,074	6,894,146	23,740,224	23,579,549

Operating expenses:
Sales and marketing	2,677,158	2,333,067	7,435,584	6,575,232
Product development	1,889,339	1,346,859	5,291,336	3,925,212
General and administrative	1,894,964	1,899,458	5,874,077	5,212,088

Income from operations	1,963,613	1,324,762	5,139,227	7,867,017

Other:
Loss on disposal of assets and other	—	(25,268)	—	(25,268)
Interest income	94,428	333,151	422,829	1,042,616
Interest expense	(90)	(414)	(206)	(1,649)
Minority interest	53,069	97,644	237,226	229,647

Income before income taxes	2,111,020	1,729,875	5,799,076	9,112,363
Income taxes	789,065	675,178	2,112,452	3,562,546

Net income	$1,321,955	$1,054,697	$3,686,624	$5,549,817

Net income per common share (basic)	$0.05	$0.04	$0.14	$0.19

Weighted average number of common shares used in computation (basic)	26,705,410	28,708,557	27,132,832	28,668,826

Net income per common share (diluted)	$0.04	$0.03	$0.12	$0.16

Weighted average number of common shares used in computation (diluted)	31,204,195	33,741,661	31,815,692	33,821,947

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,402,265	$23,369,368
Accounts receivable, net	8,487,657	6,935,341
Prepaid expenses and other current assets	852,973	836,222

Total current assets	25,742,895	31,140,931

Property and equipment, net	2,054,260	1,641,456
Intangible assets, net	266,510	357,128
Goodwill	3,106,181	3,106,181
Deferred income taxes	647,632	689,633

Total assets	$31,817,478	$36,935,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$180,269	$326,039
Accrued payroll, incentive compensation and related expenses	2,717,178	2,222,970
Accrued expenses	861,884	432,928
Current portion of capital lease obligations	2,223	1,476
Current portion of deferred rent	250,851	68,544
Deferred income	17,302,812	17,739,152
Income taxes payable	88,899	13,843
Deferred income taxes	113,235	113,914

Total current liabilities	21,517,351	20,918,866

Long-term portion of capital lease obligations	1,562	2,387
Long-term portion of deferred rent	24,567	229,321

Total liabilities	21,543,480	21,150,574

Commitments and contingencies

Minority interest	10,785	248,011

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 51,427,807 and 50,895,623 shares issued as of September 30, 2008 and December 31, 2007, respectively	51,427	50,895
Additional paid-in capital	97,725,432	96,860,004
Accumulated deficit	(55,030,309)	(58,716,933)
Treasury stock, 23,505,755 and 21,424,236 shares as of September 30, 2008 and December 31, 2007, respectively	(32,483,337)	(22,657,222)

Total stockholders’ equity	10,263,213	15,536,744

Total liabilities and stockholders’ equity	$31,817,478	$36,935,329